Exhibit 99.1

COST PLUS RENEWS SHAREHOLDER RIGHTS PLAN

OAKLAND, Calif. – June 25, 2008 – Cost Plus, Inc. (NASDAQ: CPWM), a leading specialty retailer of casual home furnishings and entertaining products in the United States, today announced that its Board of Directors had approved the renewal of its preferred shares rights agreement through June 30, 2013. Prior to the renewal, the rights agreement had been scheduled to expire on June 30, 2008. The preferred share purchase rights were initially distributed as a dividend on each Cost Plus common share outstanding on July 24, 1998 and currently trade with each outstanding Cost Plus common share. The Board has also resolved to undertake, on an annual basis, a review of whether or not to redeem the rights.

The Board of Directors unanimously approved the extension of the rights agreement as an effective means to guard against the potential use of coercive takeover tactics, including the accumulation of shares in the open market or through private transactions and to prevent an acquirer from gaining control of Cost Plus without offering a fair and adequate price and terms to all of Cost Plus’ shareholders.

In addition to extending the term of the rights agreement, the amended and restated rights agreement makes certain other changes in order to address the Company’s current share price, as well as current law and practice with respect to shareholder rights plans. Additional details regarding the amended and restated rights agreement may be found in the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on June 25, 2008.

About Cost Plus, Inc.:

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of today, the Company operates 295 stores in 33 states.

Contact:

Dan Gagnier/Lesley Bogdanow

Sard Verbinnen & Co

212-687-8080